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Exhibit 99.2

For Immediate Release

Contact:	Tim McKenna 312-580-4637 (investors) Carrie Doyle 312-580-4865 (investors) Megan Gallagher 312-580-2289 (media) www.smurfit-stone.com

SMURFIT-STONE REPORTS 4th QUARTER RESULTS

        CHICAGO, January 29, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common shareholders of $15 million, or $.06 per diluted share, for the fourth quarter of 2002, compared to net income available to common shareholders of $14 million, or $.06 per diluted share for the fourth quarter of 2001.

        In anticipation of the sale of its European operations to Jefferson Smurfit Group, the company reclassified these operations as discontinued and recorded a loss on disposition of discontinued operations of $.16 per diluted share. The loss results from a provision for taxes on the disposition. In addition, a restructuring charge of $.04 per diluted share, related to the permanent closure of a paper machine at the Missoula, MT, containerboard mill was included in income from continuing operations in the fourth quarter of 2002. Sales for the period were $1,921 million compared to $1,827 million in the fourth quarter of 2001.

        Excluding the restructuring charge and loss on the disposition of its European operations, the company would have reported net income available to common shareholders of $34 million, or $.14 per diluted share, for the fourth quarter of 2002.

        For the full year 2002, the company reported net income available to common shareholders of $54 million, or $.22 per diluted share, compared to net income of $66 million, or $.27 per diluted share, in 2001. Sales for the full year were $7,483 million, compared to $7,691 million in 2001.

        Earnings for the fourth quarter and full year of 2001 included goodwill amortization of $23 million, or $.09 per diluted share, and $91 million, or $.37 per diluted share, respectively. Goodwill amortization was eliminated effective January 1, 2002, when the company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

        Commenting on the quarterly results, Patrick J. Moore, president and chief executive officer, said, "Smurfit-Stone's North American corrugated container shipments rose by 5.2 percent over year ago fourth quarter levels, reflecting internal growth and the acquisition of container plants from MeadWestvaco effective October 1. Despite challenging economic conditions, the company successfully completed the implementation of a corrugated container price increase during the quarter." Corrugated container prices rose 2.4 percent compared to third quarter 2002. Average prices recovered to fourth quarter year ago levels. In consumer packaging, shipments for folding cartons were flat with 2001 fourth quarter levels, while multiwall bag shipments were up 3.6 percent.

        Energy costs increased in the fourth quarter compared to the third quarter as a result of higher natural gas prices. A decline in recovered fiber prices substantially offset rising energy costs in the fourth quarter 2002.

        Smurfit-Stone took substantial downtime in its containerboard mill system in the fourth quarter in response to seasonally weak demand. The company took 195,000 tons of economic downtime, an increase of 90,000 tons over third quarter downtime levels.

        The company also benefited from falling interest rates and refinancing activities. Interest expense was $88 million in the fourth quarter, compared to $97 million in the fourth quarter of 2001. Capital expenditures increased slightly to $64 million in the fourth quarter. As the result of strong cash flow, Smurfit-Stone reduced debt by $160 million in the fourth quarter. In line with the company's target, total debt was approximately $5 billion at the end of the year, relatively flat with year ago levels, despite several acquisitions, including the Stevenson, AL, mill.

        Commenting on yearly results, Moore said, "Smurfit-Stone benefited from market share gains in the corrugated container business during the year. For the full year, Smurfit-Stone's shipments increased 1.6 percent on a per day basis, excluding the acquired facilities from MeadWestvaco. This outpaced the industry." For the full year, interest expense fell by $100 million to $355 million. Smurfit-Stone completed several important refinancings in 2002, eliminating all significant debt maturities until 2005.

        "2002 has been an eventful year for Smurfit-Stone," Moore said. "During a period of strategic acquisitions, integration and sale of non-core assets, the company held fast to a successful strategy: We continued to focus on outperforming competition while bringing greater stability to our bottom line."

        Commenting on the outlook, he said, "It's our priority to continue to profitably grow our sales despite current market conditions. However, we will face pressure from higher energy and employee benefit costs in 2003. As a result of these costs, it will be difficult to achieve fourth quarter operating profit levels in the first quarter," Moore said.

        Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com. The fourth quarter call will be today at 8:00 a.m. Central Time.

# # #

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 275 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

SMURFIT-STONE CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
Net sales	$1,921	$1,827	$7,483	$7,691
Costs and expenses	1,806	1,704	7,021	7,108

Income from operations	115	123	462	583
Interest expense, net	(88)	(97)	(355)	(455)
Other, net	7	12	19	22

Income from continuing operations before income taxes and extraordinary item	34	38	126	150
Provision for income taxes	(13)	(23)	(47)	(91)

Income from continuing operations before extraordinary item	21	15	79	59
Discontinued operations:
Income from discontinued operations, net of income taxes	7	2	24	24
Loss on disposition of discontinued operations, net of income taxes	(40)		(18)

Income (loss) before extraordinary item	(12)	17	85	83
Extraordinary item: Loss from early extinguishment of debt, net of income taxes			(20)	(6)

Net income (loss)	(12)	17	65	77
Preferred stock dividends	(3)	(3)	(11)	(11)

Net income (loss) available to common stockholders	$(15)	$14	$54	$66

Basic earnings per common share
Income from continuing operations before extraordinary item	$0.07	$0.05	$0.28	$0.20
Income from discontinued operations	0.03	0.01	0.09	0.10
Loss on disposition of discontinued operations	(0.16)		(0.07)
Extraordinary item			(0.08)	(0.03)

Net income (loss) available to common stockholders	$(0.06)	$0.06	$0.22	$0.27

Weighted average shares outstanding	245	244	244	244
Diluted earnings per common share
Income from continuing operations before extraordinary item	$0.07	$0.05	$0.28	$0.20
Income from discontinued operations	0.03	0.01	0.09	0.09
Loss on disposition of discontinued operations	(0.16)		(0.07)
Extraordinary item			(0.08)	(0.02)

Net income (loss) available to common stockholders	$(0.06)	$0.06	$0.22	$0.27

Weighted average shares outstanding	245	246	246	245
Note:
2002 includes restructuring charges of $14 million for the 4th quarter and $24 million year-to-date.
2001 includes restructuring charges of $5 million for the 4th quarter and $10 million year-to-date and goodwill amortization of $23 million for the 4th quarter and $91 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION
PRODUCTION AND SHIPMENTS

	2002					2001
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year
Containerboard Mill Production (M tons)
North America	1,595	1,674	1,744	1,847	6,860	1,625	1,653	1,701	1,661	6,640
International—Discontinued	105	109	114	106	434	107	100	102	102	411

Total	1,700	1,783	1,858	1,953	7,294	1,732	1,753	1,803	1,763	7,051
SBS/Bleached Board Production (M tons)	72	79	74	71	296	75	80	80	71	306
Coated Boxboard Production (M tons)
North America	149	137	152	144	582	149	135	143	142	569
International—Discontinued	17	18	17	19	71	22	18	20	18	78

Total	166	155	169	163	653	171	153	163	160	647
Uncoated Boxboard Production (M tons)
—Discontinued	31	32	32	0	95	37	32	31	28	128
Kraft Paper Production (M tons)	66	71	72	74	283	83	57	82	65	287
Market Pulp Production (M tons)	145	135	154	133	567	110	149	143	143	545
Corrugated Shipments (BSF)
North America	19.2	20.5	20.7	20.3	80.7	19.8	20.2	19.8	19.3	79.1
International—Continuing	0.1	0.2	0.1	0.2	0.6	0.1	0.2	0.1	0.2	0.6
International—Discontinued	3.0	3.1	3.2	3.0	12.3	3.0	2.9	3.0	2.8	11.7

Total	22.3	23.8	24.0	23.5	93.6	22.9	23.3	22.9	22.3	91.4
Folding Carton Shipments (M tons)	122	125	133	124	504	133	131	135	124	523
Multiwall Bag Shipments (MM bags)	271	300	303	288	1,162	271	262	287	278	1,098
Fiber Reclaimed and Brokered (M tons)	1,632	1,638	1,675	1,637	6,582	1,733	1,650	1,642	1,689	6,714

SSCC SUPPLEMENTARY FINANCIAL INFORMATION
($ Millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total
2002:
Revenues	1,435	412	74	1,921	5,502	1,648	333	7,483
Segment profit (loss)	120	29	(115)	34	474	122	(470)	126
2001:
Revenues	1,350	405	72	1,827	5,744	1,649	298	7,691
Segment profit (loss)	129	34	(125)	38	614	128	(592)	150
Balance sheet	12/31/2002		09/30/2002	06/30/2002	03/31/2002	12/31/2001
Total debt	5,002	*	5,162	4,830	5,000	4,966

*
Includes European debt of $12 million, which has been classified as liabilities held for sale at 12/31/2002.

	Three Months Ended December 31,		Twelve Months Ended Dec. 31,
Cash Flows
	2002	2001	2002	2001
Depreciation and depletion	103	99	401	387
Goodwill amortization	—	23	—	91
Expenditures for property, plant and equipment (excluding acquisitions)	64	50	207	189

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  Exhibit 99.2